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Exhibit 15--Letter Re: Unaudited Interim Financial Information





Board of Directors
AmSouth Bancorporation



We are aware of the Incorporation by reference in the Registration Statement (Form S-4) of AmSouth Bancorporation for the registration of 1,160,000 shares of its common stock of our reports dated May 9, 1994 and August 10, 1994 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Forms 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



/s/ Ernst & Young LLP



Birmingham, Alabama
October 11, 1994